EXHIBIT 3

                                                 Terence N. Deeks 2003 Qualified
                                              Three Year Annuity Trust Agreement

      TRUST AGREEMENT made and entered into as of the 15th day of January, 2003, by and between TERENCE N. DEEKS (the "Settlor"), as Settlor, and MONICA DEEKS (together with her successors, the "Trustee"), as Trustee.

                              W I T N E S S E T H :

      WHEREAS, the Settlor intends to create a qualified annuity trust of the property (the "Property") described in Schedule A annexed hereto which satisfies the requirements of Section 2702 of the Internal Revenue Code of 1986 (the "Code") and the Regulations (the "Regulations") promulgated by the Secretary of the Treasury or his delegate thereunder.

      NOW, THEREFORE, in consideration of the acceptance by the Trustee of the trusts hereby created, the Settlor hereby grants, assigns, transfers and conveys the Property to the Trustee, as trustee hereunder, in trust (the "Original Trust" or a "Trust"), to be disposed of as provided in Article FIRST hereof.

      FIRST: The Trustee shall dispose of the Original Trust as follows:

            A. Such Trust shall terminate upon the third anniversary of the date of the transfer of the Property to such Trust.

            B. During the term of such Trust:

                  I. (a) The Trustee shall, on the last day of each taxable year of such Trust included in the period commencing upon the date the Property shall be transferred to such Trust and ending upon the termination of such Trust, pay to (1) the Settlor, if the Settlor shall be alive at the time of such payment, or (2) the executors or administrators of the Settlor's estate, if the Settlor shall not be alive at such time, an annuity amount (the "Annuity Amount") equal to 36.17160 percent of the initial fair market value of the Property as finally determined for the purpose of fixing the United States

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            gift tax, if any, payable by the Settlor by reason of his transfer of the Property to the Trustee ("Federal Gift Tax Purposes"). The Annuity Amount shall be paid out of the net income from such Trust, to the extent that the same shall be sufficient for the purpose, and, if and to the extent that said net income shall not be sufficient therefor, the balance thereof shall be paid out of the principal of such Trust. The Trustee shall from time to time accumulate and add to the principal of such Trust any net income not paid pursuant to this subdivision (a) or paragraph (2) of subdivision (b) of this division I.

                  (b) (1) In determining the Annuity Amount, the Trustee shall prorate the same, on a daily basis, for any period of less than a taxable year of twelve full months for which such Annuity Amount shall be payable, including for the first and last taxable years of such Trust.

                  (2) If the Annuity Amount shall be incorrectly determined by the Trustee for any reason, including by reason of the initial fair market value of the Property having been incorrectly determined by the Trustee, then, within a reasonable period after the final determination of the correct Annuity Amount, including by reason of a final determination of the value of the Property for Federal Gift Tax Purposes, the Trustee shall pay to the Settlor or the executors or administrators of the Settlor's estate, if the Settlor shall not be alive at the time of such payment, in the case of an underdetermination, or the Settlor or the executors or administrators of the Settlor's estate, if the Settlor shall not be alive at such time, shall pay to the Trustee to be added by her to the principal of such Trust, in the case of an overdetermination, an amount equal to the difference between the Annuity Amount and the amount actually paid.


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                  (3) Notwithstanding the provisions of subdivision (a) of this division I, the payment of the Annuity Amount with respect to any taxable year may be made after the last day of such taxable year, provided, however, that such payment may not be made later than the date upon which a Federal income tax return for such taxable year is required to be filed, without regard to extensions.

                  (4) No contribution (other than the contribution of the
            Property) shall be made to such Trust, and the Trustee shall not receive or hold any additional property (which term, as well as certain other terms also used herein, is defined in Article SIXTH hereof) attempted to be so contributed.

                  (5) The term "taxable year", as used herein with respect to such Trust, shall mean the calendar year.

                  (6) None of the provisions hereof shall be construed to
            restrict the Trustee from investing property of such Trust in a manner which could result in the annual realization of a reasonable amount of income or gain from the sale or disposition thereof.

                  (7) The Trustee shall not issue a note, other debt instrument, option or other similar financial arrangement in satisfaction of her obligation to pay the Annuity Amount.

                  II. (a) The Trustee shall not pay to any person, other than the Settlor, if the Settlor shall be alive at the time of such payment, or the executors or administrators of the Settlor's estate, if the Settlor shall not be alive at such time, any of the net income from and/or the principal of such Trust.

                  (b) The interest of the Settlor and of the executors or
            administrators of the Settlor's estate in such Trust shall not be subject to commutation.

            C. Upon the termination of such Trust, the Trustees shall dispose of the undistributed income from and principal of such Trust (the "Remaining Trust Property") as follows:


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                  I. The Trustees shall pay (a) to the Settlor, if the Settlor shall be alive at the time of such payment, or to the executors or administrators of the Settlor's estate, if the Settlor shall not be alive at such time, the Annuity Amount then required to be paid pursuant to the provisions of subdivision (a) of division I of part B of this Article FIRST and any amount then due pursuant to paragraph (2) of subdivision (b) of said division I and (b) if the Settlor shall not survive the termination of such Trust and the aforementioned Monica Deeks ("Monica") shall survive the termination of such Trust, to Monica that fraction of the balance of the Remaining Trust Property, remaining after provision for the payment provided for in clause (a) of this sentence, the numerator of which shall be equal to the value of the amount of said balance of the Remaining Trust Property included in the Settlor's gross estate as finally determined in the final determination of the Settlor's United States estate tax and the denominator of which shall be equal to the value of said balance of the Remaining Trust Property as so finally determined (the "Includible Fraction").

                  II. The Trustees shall dispose of the balance, if any, of the
            Remaining Trust Property, remaining after provision for those which shall become effective of the payments provided for in division I of this part C (the "Balance of the Property"), as follows:

                        (a) If any of the Settlor's children shall survive such
                  termination, the Trustees shall divide the Balance of the Property into the number of equal shares required so that there may be set apart one of such shares with respect to each of the Settlor's children who either shall survive such termination or shall not survive such termination but shall have left issue who shall survive such termination, and:


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                        (1) The Trustees shall continue to hold all of the
                  shares of the Balance of the Property so set apart with respect to the Settlor's children who shall survive such termination, other than the Settlor's daughter Jane Deeks McCarthy ("Jane"), in trust (a "Children's Trust" or a "Trust"), to be disposed of as provided in Article SECOND hereof. (In connection with such Trust, each such share of the Balance of the Property shall constitute a separate share of such Trust in connection with which the individual with respect to whom such share of the Balance of the Property was so set apart is called the "Beneficiary".)

                        (2) If Jane shall survive such termination, the Trustees
                  shall pay the share of the Balance of the Property so set apart with respect to Jane to her.

                        (3) The Trustees shall pay the share of the Balance of
                  the Property so set apart with respect to each of the Settlor's children who shall not survive such termination but shall have left issue who shall survive such termination to the executors or administrators of such child's estate, to be disposed of as part of such child's estate.

                  (b) If none of the Settlor's issue shall survive such
            termination:

                        (1) If the Deeks Family Foundation (of Wilmington,
                  Delaware) (the "Foundation") shall be in existence and a Charity at the time of such termination, the Trustees shall pay the Balance of the Property to the Foundation.


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                        (2) If the Foundation shall not be in existence and/or a
                  Charity at the time of such termination, the Trustees shall pay the Balance of the Property to such Charity or among such Charities, and (if among Charities) in such proportions, as the Trustees shall determine. (In determining to which Charity or among which Charities [and, if among Charities, in what proportions] the payment or payments required to be made by the provisions of the first sentence of this paragraph (2) shall be made, the Settlor requests, but does not direct, that the Trustees (A) follow any written instructions which the Settlor may have left for them or (B) if the Settlor shall not have left any such instructions, attempt to follow the pattern of charitable giving which the Settlor shall have established during his lifetime.)

      SECOND: The Trustees shall dispose of each Children's Trust as follows:

            A. Such Trust shall terminate upon the death of the survivor of the Beneficiaries (the "Termination" and the "Survivor", respectively).

            B. During the term of such Trust, the Trustees (1) may pay to each Beneficiary who shall be alive at the time of such payment so much (including all) of the net income from and/or the principal of such Beneficiary's share of such Trust as the Trustees shall determine and (2) shall accumulate and add to the principal of such Beneficiary's share of such Trust all of said net income which shall not be so paid.

            C. Upon the death of any Beneficiary, other than the Survivor:

                  I. If any of such Beneficiary's issue shall survive such
            Beneficiary, the Trustees shall pay such Beneficiary's share of such Trust to such Beneficiary's issue who shall survive such Beneficiary, per stirpes.


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                  II. If none of such Beneficiary's issue shall survive such
            Beneficiary, (a) the Trustees shall divide such Beneficiary's share of such Trust into the number of equal sub-shares required so that there may be set apart one of such sub-shares with respect to each of the Settlor's other children who either shall survive such Beneficiary or shall not survive such Beneficiary but shall have left issue who shall survive such Beneficiary and (b) the Trustees shall (1) if Jane shall survive such Beneficiary, pay the sub-share so set apart with respect to Jane to her, (2) pay the sub-share so set apart with respect to each of the Settlor's children who shall not survive such Beneficiary but shall have left issue who shall survive such Beneficiary to such child's issue who shall survive such Beneficiary, per stirpes, and (3) add the sub-share so set apart with respect to each of the Settlor's other children who shall survive such Beneficiary, other than Jane, to the share of such Trust in connection with which such child is called the "Beneficiary", to be disposed of as a part of such share of such Trust as provided in this Article SECOND.

            D. Upon the Termination, the Trustees shall dispose of the principal of such Trust as follows:

                  I. If any of the Settlor's issue shall survive the
            Termination, the Trustees shall pay said principal to the Survivor's issue who shall survive the Termination, per stirpes, or, if none of the Survivor's issue shall survive the Termination, to the Settlor's issue who shall survive the Termination, per stirpes.

                  II. If none of the Settlor's issue shall survive the
            Termination:

                        (a) If the Foundation shall be in existence and a
                  Charity at the time of the Termination, the Trustee shall pay said principal to the Foundation.


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                        (b) If the Foundation shall not be in existence and/or a
                  Charity at the time of the Termination, the Trustees shall pay said principal of such Trust to such Charity or among such Charities, and (if among Charities) in such proportions, as the Trustees shall determine. (In determining to which Charity or among which Charities [and, if among Charities, in what proportions] the payment or payments required to be made by the provisions of the first sentence of this subdivision (b) shall be made, the Settlor requests, but does not direct, that the Trustees (1) follow any written instructions which the Settlor may have left for them or (2) if the Settlor shall not have left any such instructions, attempt to follow the pattern of charitable giving which the Settlor shall have established during his lifetime.)

      THIRD: Following the termination of the Original Trust, the Trustees may, subject to all of the provisions of this Trust Agreement, but shall not be required to, receive, hold, manage and dispose of, as part of the principal of any Beneficiary's share of any Children's Trust, any additional property which any person may hereafter validly grant, assign, transfer or convey to the Trustees with written instructions so to receive, hold, manage and dispose of the same as a part of the principal of such share of such Trust.

      FOURTH: A. Upon the earlier to occur of (1) the termination of the Original Trust and (2) Monica's ceasing to act as Trustee (the "Change Date"),
(a) if the Change Date shall occur upon the termination of the Original Trust, Monica shall cease to act as Trustee and (b) Marc M. Tract ("Marc") and United States Trust Company of New York ("U.S. Trust") shall become successor Trustees.

      B. Any individual may resign as a Trustee by delivering a written notice of such resignation (1) to the other Trustee, if any, then acting, (2) to the individual and/or bank, if any, next entitled to succeed such resigning Trustee as a Trustee, (3) to the Settlor, if he shall be alive at the time of such


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delivery, and (4) to each adult individual, if any, included among the Settlor's issue at such time, but such resignation shall not relieve such resigning
Trustee from accounting for his proceedings as such.

      C. Before acting as a Trustee, each successor Trustee shall accept the Trusts and agree to execute the same in accordance with the provisions of this Trust Agreement by a written instrument delivered (1) to the other Trustee, if any, then acting, (2) to the Settlor, if he shall be alive at the time of such delivery, and (3) to each adult individual, if any, included among the Settlor's issue at such time.

      D. I. Monica shall not be entitled to receive any commissions or other compensation for acting as a Trustee and, by signing this Trust Agreement, Monica shall be deemed to have waived the right to any such commissions or other compensation for so acting.

      II. Any bank which shall act as a Trustee shall be entitled to receive compensation for its services in any fiduciary capacity in accordance with its schedule of rates published from time to time and in effect at the time such compensation is paid, including minimum fees and additional compensation for special investments, closely-held business interests and certain other services. The Settlor recognizes that such compensation for such services may exceed the commissions to which such bank would otherwise be entitled pursuant to applicable law.

      III. If at any time there shall be more than one Children's Trust the provisions of which shall be identical, the annual commission (exclusive, in the case of a bank, of any base administrative charge which shall be a component of such commission) to which each Trustee shall be entitled (a) shall be calculated as if all of such Trusts were a single Trust and (b) shall be paid by such Trusts in the proportions in which such annual commission would be paid by such Trusts if such annual commission were calculated without regard to the provisions of this division III.

      E. No bond shall be required of any Trustee named herein or appointed pursuant to the provisions hereof for any reason.


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      FIFTH: A. The power or duty to pay income from and/or principal of any
Children's Trust to any individual pursuant to the provisions of clause (1) of part B of Article SECOND hereof shall be deemed to include the power to apply such income and/or principal for the benefit and/or use of such individual and/or to loan such principal to such individual upon such terms, including without interest, as the Trustees shall determine.

      B. I. In making any discretionary determination to pay or not to pay any income from and/or principal of any Beneficiary's share of any Children's Trust, the Trustees may consider only the interest of such Beneficiary, whether or not any such payment shall result in the termination of such share of such Trust, and may also consider the outside resources of such Beneficiary or any other individual and, in the case of any payment of principal of such share of such Trust, may also consider the value of the principal of such share of such Trust, the amount of the income from such share of such Trust, whether such income provides what the Trustees determine to be an adequate rate of return on the value of the principal of such share of such Trust, the expenses of administering such share of such Trust and the economic advisability of continuing such administration. The Settlor requests, but does not direct, that the Trustees, in making any discretionary determination to pay any income from and/or principal of any Beneficiary's share of any Children's Trust to such Beneficiary, exercise such discretion to enable such Beneficiary to purchase a residence, become engaged or married, pursue as much and as fine an education as such Beneficiary desires, pay for his medical expenses or the cost of having and raising a child, continue a business and, if such Beneficiary shall present the Trustees with a reasonable business plan, to assist such Beneficiary with his business endeavors.

      II. (a) With respect to any share of a Children's Trust which is not a GST Exempt Trust and subject to the provisions of subdivision (b) of this division II, the Trustees may (in lieu of exercising the discretion granted to them by clause (1) of part B of Article SECOND hereof to distribute a portion or all of


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the principal of such share of such Trust to the individual who is called the
"Beneficiary" in connection with such share of such Trust), if they shall at any time prior to the death of such Beneficiary so determine (including if they shall determine [whether or not such determination shall be correct] that (1) the aggregate of the estate tax and the generation-skipping transfer ["GST"] tax payable by reason of the death of such Beneficiary would be reduced if any portion or all of said principal were to be included in such Beneficiary's estate for the purpose of determining such Beneficiary's United States estate tax and (2) it is not in the best interest of such Beneficiary or of any other person then beneficially interested in such Trust for such portion or all of said principal to be distributed to such Beneficiary), amend parts C and part D of said Article SECOND with respect to any portion or all of said principal of said share (but not with respect to the balance thereof or any share of such Trust in connection with which any other individual is called the "Beneficiary") by (A) revoking the first paragraph of said part C and inserting the following in lieu thereof:

            "C. Upon the death of any Beneficiary, other than the Survivor, the Trustees shall (1) dispose of so much of such Beneficiary's share of such Trust as such Beneficiary shall, by a specific reference in his will to the power of appointment hereby granted to him, have validly directed to such appointee or among such appointees included among the creditors of such Beneficiary's estate, and (if among appointees) in such proportions, as such Beneficiary shall have so validly directed and (2) dispose of so much of such Beneficiary's share of such Trust with respect to which such Beneficiary shall not so have given such valid directions (`such Beneficiary's share of such Trust') as follows:"

and (B) revoking the first paragraph of said part D and inserting the following in lieu thereof:

            "D. Upon the Termination, the Trustees shall (1) dispose of so much of the principal of such Trust as the Survivor shall, by a specific reference in his will to the power of appointment hereby granted to him, have validly directed to such appointee or among such appointees included


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      among the creditors of the Survivor's estate, and (if among appointees) in such proportions, as the Survivor shall have so validly directed and (2) dispose of so much of the principal of such Trust with respect to which the Survivor shall not so have given such valid directions (`said principal') as follows:"

Any such amendment (i) shall be made by a written instrument executed and dated by the Trustees and delivered to such Beneficiary and (ii) unless otherwise provided in the written instrument by which such amendment shall be made, may subsequently be revoked by a written instrument so executed, dated and delivered at any time prior to the death of such Beneficiary (in which event, unless subsequently again so amended, the provisions of said parts C and D shall take effect with respect to such Beneficiary's share of such Trust as if such amendment had never been made).

      (b) If the Trustees shall determine, pursuant to subdivision (a) of this division II, to amend parts C and D of Article SECOND hereof with respect to only a portion (the "Amended Portion") of a Beneficiary's share of a Children's Trust, then, the Trustees may, if the Trustees shall so determine, divide such share of such Trust into two separate shares for such Beneficiary (on the basis of the fair market value of the assets held by or due to such share of such Trust at the time of such division), one of which separate shares of such Trust (which may also be called an "Amended Share") shall consist of all of the Amended Portion and, after such division, shall administer each of such Beneficiary's separate shares of such Trust as a share of such Children's Trust in the manner provided in said Article SECOND, except that the provisions of said parts C and D shall be amended as provided in said subdivision (a) only with respect to the Amended Share.

      C. Subject to the provisions of subdivision (b) of division II of part B of this Article FIFTH, the Trustees may, if the Trustees shall so determine, divide any Children's Trust and/or any share of any Children's Trust into two or more separate Trusts and/or shares, as the case may be (on the basis of the fair market value of the assets held by or due to such Trust and/or share at the time


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of such division), and after such division, the Trustees shall administer each such separate Trust and/or share in accordance with the provisions hereof which shall have been applicable to such Trust and/or share prior to such division.

      D. If at any time there shall be more than one Children's Trust and one or more of such Trusts shall be a GST Exempt Trust and one or more of such Trusts shall not be a GST Exempt Trust, the Settlor requests, but does not direct, that, to the extent possible, all payments of principal of such Trusts pursuant to the provisions of clause (1) of part B of Article SECOND hereof shall be made from such one or more Trusts which shall not be a GST Exempt Trust.

      E. I. If at any time there shall be more than one Children's Trust the provisions of which shall be identical, then, notwithstanding any directions herein to the contrary, the Trustees may combine such Trusts (except that the Trustees shall not combine a Trust that is a GST Exempt Trust with a Trust that is not a GST Exempt Trust), and shall administer such Trusts so combined as one Trust in accordance with the provisions hereof.

      II. If at any time there shall be more than one share of any Children's Trust in connection with which the same individual shall be called the "Beneficiary", then, notwithstanding any directions herein to the contrary, the Trustees may combine such shares of such Trust, and shall administer such shares so combined as one share of such Trust in accordance with the provisions hereof.

      F. To the extent permitted by law, (1) no individual, other than the Settlor, interested in the income from and/or the principal of any Trust shall
(a) pledge, assign, sell or transfer in any manner any portion or all of such income and/or principal, including pursuant to Sections 7-1.5(b) and (d) of the Estates, Powers and Trusts Law of the State of New York (the "EPTL"), or (b) have the power in any manner to anticipate, charge or encumber such interest in such income and/or principal, (2) no such interest of any such individual in such income and/or principal shall be liable or subject in any manner while in the possession of the Trustees for the debts, contracts, liabilities,


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engagements or torts of such individual, including pursuant to Section 7-3.4 of the EPTL and Section 5205(d) of the Civil Practice Law and Rules of the State of New York, (3) no portion of the principal of any Trust may be applied to any income beneficiary of such Trust pursuant to Section 7-1.6 of the EPTL and (4) it shall not be an abuse of the discretion granted to the Trustees to refuse or fail to pay, and the Trustees shall not be required to pay, any amount from such Trust to any government, governmental subdivision, public agency, hospital, nursing home or any other person by reason of services rendered to or other benefits conferred upon such first-mentioned individual, whether or not such refusal or failure shall result in such first-mentioned individual's becoming a public charge.

      G. If and to the extent that the Trustees shall so determine:

            I. The Trustees may pay any property hereby given to any individual who shall not have attained the age of twenty-one years (an "Infant") or any individual, other than the Settlor, whom the Trustees shall determine to be incompetent or incapacitated (an "Incompetent") to the parent (other than the Settlor, but including either of the Trustees) of such Infant or such Incompetent or to any other individual (other than the Settlor, but including either of the Trustees) with whom such Infant or such Incompetent shall then be living, to be held and disposed of for the benefit of such Infant or such Incompetent, or, in the case of an Infant, to any custodian (other than the Settlor, but including either of the Trustees and any custodian designated by the Trustees) for such Infant under the Uniform Transfers to Minors Act (or any similar Act) of any State, to be held and administered for such Infant under such Act until such Infant shall attain such age permitted by such Act as the Trustees shall determine. The written receipt of any individual or custodian referred to in this division I for any property paid to such individual or custodian pursuant to the provisions of this division I shall be a complete release to the Trustees for such property.


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            II. Notwithstanding any direction herein to pay any property to any
      Infant or any Incompetent, the Trustees may (a) retain possession of any or all of such property, and any or all of the income therefrom, until (1) in the case of an Infant, such Infant shall attain the age of twenty-one years, or (2) in the case of an Incompetent, the Trustees shall determine that such Incompetent shall have ceased to be incompetent or incapacitated and (b) from time to time, pay to such Infant or such Incompetent any or all of the property the possession of which is so retained, and/or any or all of the income therefrom, but the interest of such Infant or such Incompetent in all of the property the possession of which is so retained, and all of the income therefrom, shall vest and only the right to possession thereof shall be postponed. With respect to any property the possession of which is so retained, the Trustees shall have all of the administrative powers and all of the privileges and immunities hereby granted to the Trustees and, subject to the provisions of part D of Article FOURTH hereof, shall receive the commissions to which they would be entitled if they held such property as trustees.

      H. The Trustees may make any payment which the Trustees shall be hereby directed or authorized to make in such property as the Trustees shall determine, without being required to make pro rata distributions of specific property.

      I. Whenever more than one of the Trustees shall be acting, (1) they may designate either or both of them, severally, to execute all checks and other documents and instruments and to have access to safe deposit boxes and (2) either of them may revoke any such designation theretofore made. Any third party may rely upon the continued effectiveness of any such designation until such third party shall have actual notice of the revocation thereof.

      J. The Trustees may deal with either or both of them, individually or in any other fiduciary capacity, and/or with any business enterprise or firm in which either or both of them may have an interest in the same manner as they may deal with an individual or a bank who or which is not a Trustee and/or a business enterprise or firm in which neither of the Trustees has an interest


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and, subject to the provisions of part D of Article FOURTH hereof, either of the
Trustees, in addition to her commissions as a Trustee, and any such first-mentioned business enterprise or firm may receive reasonable compensation or profit from any such dealing.

      K. In the administration of each Trust, the Trustees (1) shall have all of the powers to acquire, hold and/or dispose of property, and all of the powers necessary or convenient for the exercise thereof or reasonably to be implied therefrom, which may be granted to the Trustees or which the Settlor could exercise if he owned such property (whether or not (a) any or all of such powers shall be authorized for fiduciaries by the law of any jurisdiction or by any court or (b) either of the Trustees shall individually or in any other fiduciary capacity have an interest in the exercise of any or all of such powers or (c) the exercise of any or all of such powers shall result in a diversification of the investments of such Trust and/or in income-yielding investments and/or in investments considered prudent for fiduciaries) and (2) also shall have the following powers (whether or not they shall be included among those granted by the first clause of this sentence):

            I. To receive and hold for so long as the Trustees shall determine the Property or any property purchased, converted into, exchanged for or otherwise acquired or invested in by the Trustees after the date hereof.

            II. To purchase or sell (at public or private sale), convert into, exchange for or otherwise acquire, invest in or dispose of any property for such price and upon such other terms, including on credit, as the Trustees shall determine.

            III. To vote in person or by proxy with respect to any property and to delegate to such proxy any authority so to vote, including, in connection with the stock of any corporation held by them:

                  (a) To vote any or all thereof, or to refrain from voting any or all thereof, upon any corporate matter upon which the vote of the shareholders of such corporation shall be taken, whether or not such matter would be deemed to be "in the ordinary course of business" of such corporation (including upon the election of directors of such corporation and the complete or partial liquidation and/or the dissolution of such corporation).

                  (b) To vote any or all thereof for either or both of the
            Trustees and/or their nominee or nominees and/or any other individual or individuals as a director or directors of such corporation and (1) if elected as such director, to vote for either or both of the Trustees and/or their nominee or nominees and/or any other individual or individuals as an officer or officers of such corporation and (2) to serve as such director or such officer or as an employee of such corporation and to receive compensation for such service.

            IV. To (a) become a limited or general partner in any partnership or a member of any limited liability company or owner of any other business enterprise, (b) extend the term of any partnership or limited liability company and/or otherwise amend and/or modify any partnership agreement or other agreement relating thereto and/or enter into new partnership or other agreements relating thereto, (c) contribute or invest all or any part of the principal of such Trust to or in, and enter into such contracts in such forms and on such terms as they shall determine with, any business enterprise, including as a partner, member, sole proprietor, joint venturer or shareholder (together, an "owner"), (d) lend such funds or other property of such Trust to any such business enterprise for such period (whether or not in excess of the period authorized by the law of any jurisdiction) and upon such other terms, including on credit, as they shall determine, (e) continue the business of any business enterprise in the form in which it shall exist at the time they shall acquire the same or in any other form, including to incorporate any such business which shall not be carried on in corporate form, (f) use so much as they shall determine of the other property of such Trust in the operation of such business, for so long as they shall determine, (g) as such owner, join in, consent to and/or participate in (and/or dissent from and/or oppose) any decision, agreement (including any loan agreement and/or note and/or deed of trust or mortgage or guarantee relating thereto and/or extension or other modification thereof), merger, consolidation, reorganization or exchange which, in their discretion, it shall be necessary or desirable for the owners of any business to join in, consent to and/or participate in and (h) in general, in the administration of any such business enterprise, exercise all the powers they could exercise in the administration of such Trust if the property owned by such business enterprise were held by them as the Trustees.

            V. To borrow money for any purpose and to mortgage, margin, pledge or otherwise encumber or subordinate any property in connection therewith.

            VI. To lease, lend or grant options for the purchase of any property for such price, for such period (whether or not in excess of the period authorized by the law of any jurisdiction) and upon such other terms, including on credit, as the Trustees shall determine.

            VII. To abstain from enforcing any claim and to abandon any property.

            VIII. To engage or employ, for such price and upon such other terms as the Trustees shall determine, such accountants, bookkeepers, brokers, clerks, custodians, investment advisors, lawyers or other agents or employees as the Trustees shall determine to keep such books and records, to prepare such income or other tax returns for such Trust and to perform such other services for the Trustees as the Trustees shall determine.

            IX. To pay from such Trust the costs incurred in the exercise of any powers by the Trustees.

            X. To purchase, register or hold any property in the name or names of either or both of the Trustees or in the name or names of a nominee or nominees.

            XI. To remove any property from the State of New York or any other State to any other location, including outside the United States.

            XII. To delegate to such individual, partnership, corporation or other business entity (an "investment advisor") as the Trustees shall determine the power in the discretion of such investment advisor to exercise such of the powers granted to the Trustees by division II of this part K with respect to such property then held by the Trustees as the Trustees shall determine.

            XIII. To (a) inspect, review and monitor property for the purpose of determining whether or not conditions at or operations conducted at or from such property are in compliance with any law, rule, ordinance or regulation affecting such property and/or (b) take such action as the Trustees shall determine to prevent, abate, remediate, "clean up" or otherwise respond to any condition which the Trustees shall determine shall or may (i) constitute a violation of any law, rule, ordinance or regulation with respect to the generation, use, treatment, storage, disposal, release or discharge of, or contamination by, any materials or substances prohibited or regulated by such law, rule, ordinance or regulation, including those which pose a hazard to the environment or human health ("Environmental Laws"), or (ii) constitute a condition which must be abated, remedied or "cleaned up" pursuant to Environmental Laws now or hereafter applicable to such property and/or (c) defend or otherwise respond to any request, demand, allegation, proceeding, investigation, lawsuit or other action arising from any such condition, including to (i) settle, compromise or otherwise dispose thereof or (ii) commence such independent or third-party action or actions for contribution or indemnity as the Trustees shall determine.

A portion of the assets of such Trust may consist of shares of stock of closely-held corporations or interests in other entities (in either case, "Closely-Held Property"), for which as of the date hereof there is no public market. The Settlor recognizes that substantially more risk is involved in dealing with such Closely-Held Property than in dealing with the stock of corporations that is, or interests in other entities that are, widely-held and/or traded on a stock exchange or recognized over-the-counter market. Nevertheless, the Trustees are to have the freedom to exercise their best business judgment with respect to such Closely-Held Property, including whether or not to purchase, sell and/or retain it, and, therefore, the provisions of this part K shall be liberally construed in the Trustees' favor and, to the extent permitted by law, the Trustees shall not be accountable or liable to any person at any time interested in such Trust if they have acted in good faith in connection with such Closely-Held Property.

      L. In the administration of each Trust, other than the Original Trust, the Trustees may:

            I. Allocate between income and principal of such Trust in such manner as the Trustees shall determine (a) any receipt which could be deemed to be either income or principal, including any dividend in the stock or other securities of the distributing corporation, any cumulative dividend and any accrued interest, and (b) any expense which could be charged to either income or principal.

            II. Allocate so much, if any, of the income from the securities or other property included in such Trust as the Trustees shall determine to a sinking fund or reserve to offset the loss of the premium upon or market value of such securities or the amortization or depreciation of such other property.

      SIXTH: A. The terms "Charity" and "Charities", as used herein with respect to any time, shall mean an organization or organizations which shall be described in Section 170(c) of the Code at such time, which shall also be described in Section 2055(a) of the Code at such time, the amount of a bequest, legacy, devise or transfer by the Settlor to which would be allowable as a deduction in determining the Settlor's United States estate tax if the Settlor had died at such time.

      B. The term "GST Exempt Trust" shall mean a Trust all of the principal of which shall consist of property which shall be exempt from GST tax for any reason and, if it shall be so exempt by reason of the allocation of a portion or all of a GST exemption to such property, shall have an inclusion ratio of zero.

      C. The term "issue", as used herein with respect to any individual and with respect to any time, shall mean (1) all of the legitimate blood descendants either born before such time or in being at and born within one year after such time (a) of such individual or (b) of any adopted individual hereinafter referred to in this part C and (2) all of the individuals adopted before such time and before attaining the age of eighteen years by such first-mentioned individual or by any such descendant or by any individual so adopted. (For the purposes of this part C, an individual born out of wedlock shall be deemed to be the legitimate blood descendant of his parent and of each of his parent's ancestors if such individual would have been eligible to inherit from his parent under the laws of intestacy of the State of New York if his parent had died intestate and domiciled in such State at the time such term is used.)

      D. In determining the issue, "per stirpes", of any individual, such determination shall be made at the level of such individual's children, whether or not any of such children shall be alive at the time of such determination.

      E. The term "property", whenever the context shall permit and unless otherwise expressly limited, shall mean all property, real, personal and mixed, tangible and intangible, of every kind and nature, wherever situated, and any interest in any such property, including cash, bonds, debentures, notes or other evidences of indebtedness of, or stocks or other interests of or in, any corporation, limited liability company, general or limited partnership, joint venture or other business enterprise (including S corporations, so-called "investment trusts", so-called "investment companies", so-called "wasting asset corporations", closely-held, newly-organized, insolvent and/or bankrupt corporations or other business enterprises and corporations or other business enterprises undergoing reorganization), life or other policies of insurance, royalties, mineral interests, commodities, commodity or index futures, commodity or index or security options and every other type of right or chose in action.

      F. I. Terms used herein which relate to any statute or regulation, including the Code and the Regulations, or to the determination of any tax imposed by any statute or regulation and which are also used in such statute or regulation shall have the same meaning as when used in such statute or regulation.

      II. References herein to the provisions of any statute or regulation, including the Code and the Regulations, shall be deemed to be references to said provisions as in effect on the date of this Trust Agreement or, if said provisions shall be changed prior to a subsequent time as of which such reference shall be made, to any similar provisions which shall be in effect at such subsequent time.

      G. Each determination which either one of the Trustees is hereby authorized to make shall be made in the sole and absolute discretion of such one of the Trustees; such one of the Trustees shall not be required affirmatively to make any such determination or to consider any particular matter in connection therewith; and each such determination shall be binding and conclusive on all those interested in such determination.

      H. If the context shall permit or require, (1) the singular or plural shall be interchangeable with the related plural or singular, (2) the masculine or feminine shall be interchangeable with the related feminine, masculine or neuter, (3) the words "principal of such Trust" shall be deemed to mean the principal of such Trust at the time as of which such words shall be used and (4) the word "including", when used following a statement of general principle, shall not be deemed to limit the generality of such statement.

      I. Upon the termination of any interest hereby created, other than the Original Trust but including any share of any Children's Trust, any income which shall have accrued but which shall not have been collected prior to such termination, and any income which shall have been collected but which shall not have been paid prior to such termination, shall pass as income to the next succeeding interest.

      J. I. If more than one of the Settlor's children who is called the "Beneficiary" in connection with a share of a Children's Trust shall die under such circumstances (a) that the order of their deaths can be established by proof, then, the order of their deaths as so established shall be conclusive for the purposes of Article SECOND hereof or (b) that the order of their deaths cannot be established by proof, then, it shall be conclusively presumed for the purposes of said Article SECOND that such Beneficiaries died in such order as the Trustees shall determine.

      II. Except as provided in division I of this part J, if any individual herein named or referred to upon whose death any share or all of any Trust shall terminate (the "Measuring Life") and any other individual entitled to receive income from and/or principal of such share or Trust upon such termination shall die at or about the same time in or as a result of a common accident, disaster or other similar cause, it shall be conclusively presumed for the purposes of the disposition of such income and/or principal that the Measuring Life has survived such other individual.

      K. No Trustee, except for gross negligence or bad faith on the part of such Trustee, shall be accountable or liable to any person at any time interested in any Trust for or by reason of any act or omission to act, neglect, misconduct, cause, matter or thing whatsoever done or omitted to be done (1) by such or any other Trustee (including any predecessor to such first-mentioned Trustee) in the administration of any Trust, including in making or failing to make any discretionary determination, whether or not such determination shall result in the partial or complete termination of such Trust or of any share thereof, or (2) by any individual, bank, business entity or other corporation, partnership and/or association employed by, or in any way dealing or transacting business for or with, such or any other Trustee if such individual, bank, trust company, business entity or other corporation, partnership and/or association shall have been selected and/or dealt with in good faith by such Trustee.

      L. If, in any judicial proceeding relating to this Trust Agreement or any of the Trusts or other interests created herein, a party thereto who is not under a disability shall have the same interest as any individual interested in such proceeding who is under a disability, then, it shall not be necessary to serve process in such proceeding upon any such individual who is under a disability.

      M. If, after the termination of the Original Trust, the Annuity Amount shall be found to have been incorrectly determined by the Trustee for any reason, including by reason of the initial fair market value of the Property having been incorrectly determined by the Trustee, then, within a reasonable period after the final determination of the correct Annuity Amount, including by reason of a final determination of the value of the Property for Federal Gift Tax Purposes, each recipient (a "Recipient") of a portion or all, as the case may be, of the Includible Fraction or the Balance of the Property, as the case may be, who shall receive or retain the same pursuant to the provisions of division I or division II, as the case may be, of part C of Article FIRST hereof, including the Trustees, shall pay (and if there shall be more than one Recipient, pro rata in accordance with the amount of the property received or retained by each such Recipient) to the Settlor, if the Settlor shall be alive at the time of such payment, or to the executors or administrators of the Settlor's estate, if the Settlor shall not be alive at such time, as the case may be, in the case of an underdetermination, or the Settlor or the executors or administrators of the Settlor's estate, as the case may be, shall pay to each Recipient (and if there shall be more than one Recipient, pro rata in accordance with the amount of the property received or retained by each such Recipient), in the case of an overdetermination, the difference between the correct Annuity Amount and the amount actually paid.

      SEVENTH: It is the intention of the Settlor that the Original Trust shall qualify as a qualified annuity interest within the meaning of Section 2702 of the Code and the Regulations thereunder, and the provisions hereof shall be interpreted in accordance with such intention, and the Trustees shall be prohibited from exercising any power or discretion granted hereunder or under the law of the State of New York that would be inconsistent with said qualification of the Trust or interest thereunder.

      EIGHTH: A. Except as hereinbefore specifically provided and except as otherwise provided by law, (1) the Trusts may not be terminated or revoked in whole or in part at any time in any manner whatever and (2) subject to the provisions of part B of this Article EIGHTH, neither the Trusts nor the terms and provisions of this Trust Agreement may be amended, modified or altered at any time in any manner whatever.

      B. The Trustee shall have the power, acting alone, to amend the Trusts and/or the terms and provisions of this Trust Agreement in any manner required for the purpose of ensuring that the Original Trust qualifies and continues to qualify as a qualified annuity interest, within the meaning of Section 2702 of the Code and the Regulations thereunder.

      C. In the event that the Code or the Regulations shall be modified or the provisions thereof shall be construed by the Internal Revenue Service in a Revenue Ruling or other similar writing after the date of this Trust Agreement, then (1) the provisions of this Trust Agreement to which any such modification applies shall be deemed to have been modified to comply with the requirements of any such modification and (2) the provisions of this Trust Agreement to which any such construction applies shall be construed in accordance with such construction, in either event so as to ensure that the Original Trust qualifies and continues to qualify as a qualified annuity interest within the meaning of
Section 2702 of the Code and the Regulations thereunder.

      NINTH: A. The Settlor shall have the power, exercisable in a non-fiduciary capacity, at any time or from time to time during his life, without the approval or consent of any person (including either of the Trustees) acting in a fiduciary capacity, to acquire any or all of the property included in the principal of the Original Trust or any Children's Trust by substituting therefor other property of equivalent value. This power shall not be assignable and shall lapse with respect to any Trust upon the earlier to occur of (1) the termination of such Trust and (2) the delivery by the Settlor to the Trustees of a written instrument waiving the right to exercise such power with respect to such Trust.

      B. The Trustees may, if the Trustees shall so determine, pay any income from or principal of the Original Trust or of any share of any Children's Trust to the Settlor to reimburse the Settlor at the average rate for any income taxes on any portion of the income from or principal of such Trust or such share for which the Settlor is charged. The Trustees may rely on the tax shown as payable on the income tax returns filed by the Settlor, without having to verify the accuracy thereof, and the Trustees shall be fully protected in relying thereon.

      TENTH: This Trust Agreement may be called the "Terence N. Deeks 2003 Qualified Three Year Annuity Trust Agreement", the Original Trust may be called the "Terence N. Deeks 2003 Qualified Three Year Annuity Trust" and each Children's Trust may be called a "Terence N. Deeks 2003 Children's Trust".

      ELEVENTH: Although the Settlor is a resident of and domiciled in the State of New Jersey, this Trust Agreement and each of the Trusts shall be construed under and regulated by the law of the State of New York.

      TWELFTH: The Trustee accepts the Trusts and agrees to execute the Trusts in accordance with the provisions of this Trust Agreement.

      IN WITNESS WHEREOF, each of the Settlor and the original Trustee has hereto subscribed his or her name and affixed his or her seal as of the day and year first above written.


                                        /s/ Terence N. Deeks              (L.S.)
                                        ----------------------------------
                                        Terence N. Deeks (Settlor)


                                        /s/ Monica J. Deeks               (L.S.)
                                        ----------------------------------
                                        Monica Deeks (Trustee)

STATE OF                )
                        : SS.:
COUNTY OF               )

      On this ___________ day of ___________, 2003, before me, the undersigned, personally appeared TERENCE N. DEEKS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in
_______________________________________________________________________________.
(Insert the city or other political subdivision and the state or country or other place the acknowledgement was taken.)


                                        ----------------------------------------
                                                      Notary Public

STATE OF                )
                        : SS.:
COUNTY OF               )

      On this ___________ day of ___________, 2003, before me, the undersigned, personally appeared MONICA DEEKS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in
_______________________________________________________________________________.
(Insert the city or other political subdivision and the state or country or other place the acknowledgement was taken.)


                                        ----------------------------------------
                                                      Notary Public

                                   Schedule A

      885,736 shares of the common stock of The Navigators Group, Inc.